Exhibit 99.1

Green Thumb Industries Reports Fourth Quarter and Full Year 2023 Results

CHICAGO and VANCOUVER, British Columbia, February 28, 2024 (GLOBE NEWSWIRE) — Green Thumb Industries Inc. (“Green Thumb” or the “Company”) (CSE: GTII) (OTCQX: GTBIF), a leading national cannabis consumer packaged goods company and owner of RISE Dispensaries, today reported its financial results for the fourth quarter and full year ended December 31, 2023. Financial results are reported in accordance with U.S. generally accepted accounting principles (“GAAP”) and all currency is in U.S. dollars.

Highlights for the fourth quarter ended December 31, 2023:

•	Fourth quarter revenue of $278 million increased 7% year-over-year.

•	Cash at quarter end of $162 million.

•	GAAP net income for the fourth quarter of $3 million or $0.01 per basic and diluted share.

•	Adjusted EBITDA of $91 million or 33% of revenue; cash flow from operations of $71 million.

•	Opened seven RISE Dispensaries: six in Florida and one in New York.

•	Purchased $25 million of senior debt and $15 million of the Company’s Subordinate Voting Shares (“Shares”) under its share repurchase program.

Highlights for the year ended December 31, 2023:

•	Revenue of $1.1 billion increased 4% over the prior year.

•	Cash flow from operations of $225 million increased 42% year-over-year.

•	GAAP net income of $36 million or $0.15 per basic and diluted share.

•	Adjusted EBITDA of $326 million or 31% of revenue, an increase of 5% over the prior year.

•	Purchased $40 million of the Company’s Shares during the year.

•	Strong balance sheet and disciplined capital allocation to support continued future growth.

Additionally, on February 28, 2024, the Company’s Board of Directors authorized an increase in its share repurchase program by $50 million, bringing the total remaining repurchase ability to approximately $60 million.

See definitions and reconciliation of non-GAAP measures elsewhere in this release.

Management Commentary

“As I reflect on the past year, the Green Thumb team has been amazing. We delivered a strong fourth quarter, including record revenue of $278 million, record Adjusted EBITDA of $91 million, and full year 2023 cash flow from operations of $225 million—all the while investing over $200 million in capex to fuel future growth. We ended the year with a strong balance sheet including $162 million in cash, net of $65 million returned to shareholders via share buybacks and debt repurchases,” said Green Thumb Founder, Chairman and Chief Executive Officer Ben Kovler. “In 2023, we completed our major capex program that spanned over the past couple of years. With this heavy investment lift behind us, our Board of Directors authorized Green Thumb’s first share repurchase program to return capital to our

Green Thumb Industries Inc.

valued shareholders, and I am pleased to announce that this morning, our Board of Directors approved an additional $50 million for the program. As I look to the future in 2024 and beyond, I am very optimistic—we have industry-leading brands that are gaining momentum, the best team in the business, a loyal and growing customer base, and the financial flexibility to keep riding the Green Wave.”

Green Thumb President Anthony Georgiadis added, “We accomplished a great deal in 2023, thanks to all the hard work and dedication across our team. We opened fifteen new stores bringing our total to 91 dispensaries across fourteen states. We also built and expanded our cultivation and production facilities to meet increased demand for both medical and adult-use cannabis in several of our markets as well as developed new product types, such as Dogwalkers Show Dogs infused pre-rolls, that both engaged our customers and won market share. We look forward to carrying this strong momentum into 2024.”

Fourth Quarter and Full Year Financial Overview

Total revenue for the fourth quarter 2023 was $278.2 million, up 7.3% from the prior year period. For the full year 2023, total revenue increased 3.7% to $1.1 billion. Revenue growth in the fourth quarter was primarily driven by increased retail and consumer packaged goods sales in Maryland, reflecting the legalization of adult-use cannabis on July 1.

Overall retail revenue increased 5.5% versus the fourth quarter of 2022 and 3.7% for the full year 2023. Fourth quarter 2023 comparable sales (stores open at least 12 months) increased 1.3% versus the prior year on a base of 76 stores. Consumer Packaged Goods gross revenue increased 16.6% versus the fourth quarter of 2022 and 13.0% versus the full year 2023.

Gross profit for the fourth quarter 2023 was $142.7 million or 51.3% of revenue compared to $124.0 million or 47.8% of revenue for the fourth quarter 2022. For the full year, gross profit was $526.5 million or 49.9% of revenue versus $504.0 million or 49.5% in 2022. The increase in gross margin was primarily driven by revenue growth in the quarter.

Total selling, general and administrative expenses for the fourth quarter were $92.3 million or 33.2% of revenue, compared to $80.0 million or 30.9% of revenue for the fourth quarter 2022. Total selling, general and administrative expenses for the full year 2023 were $341.9 million or 32.4% of revenue, an increase from $294.4 million or 28.9% of revenue in the prior year, primarily driven by non-cash credits associated with acquisition related obligations recorded in 2022.

Net income attributable to the Company for the fourth quarter 2023 was $3.2 million or $0.01 per basic and diluted share, compared to a net loss of $51.2 million, or a loss of $0.22 per basic and diluted share in the prior year period. Net income for the full year 2023 was $36.3 million or $0.15 per basic and diluted share, compared to a net income of $12.0 million or $0.05 per basic and diluted share in the prior year.

In the fourth quarter 2023, EBITDA was $77.8 million or 28.0% of revenue versus ($19.6) million or (7.5%) of revenue for the comparable period. EBITDA for the full year 2023 was $285.4 million, or 27.1% of revenue, versus $217.7 million, or 21.4% of revenue for the comparable period. Fourth quarter Adjusted EBITDA, which excluded non-cash stock-based compensation of $7.4 million and other non-operating adjustments of $5.7 million, was $90.8 million or 32.6% of revenue as compared to $81.2 million or 31.3% of revenue for the fourth quarter 2022. Adjusted EBITDA for the full year was $325.8 million or 30.9% of revenue, compared to $311.5 million or 30.6% of revenue last year.

Green Thumb Industries Inc.

For additional information on these non-GAAP financial measures, see below under “Non-GAAP Financial Information.”

Balance Sheet and Liquidity

As of December 31, 2023, current assets were $342.8 million, including cash and cash equivalents of $161.6 million. Total debt outstanding was $308.5 million.

Total basic and diluted weighted average shares outstanding for the three months ended December 31, 2023, were 237.9 million shares and 239.8 million shares, respectively.

Capital Allocation

In September 2023, the Board of Directors authorized a one-year $50 million program to repurchase up to approximately 10.5 million of the Company’s Subordinate Voting Shares. In the year ended December 31, 2023, Green Thumb repurchased 3.8 million shares for $39.9 million. On February 28, 2024, the Board approved an additional $50 million for the repurchase program, bringing the remaining authority to repurchase shares to approximately $60 million.

Green Thumb is not obligated to purchase any additional shares. If management determines it has better uses for its cash reserves, including for debt refinancing, strategic mergers and acquisitions or net working capital, it is under no obligation to purchase shares and share purchases may be suspended or terminated at any time at Green Thumb’s discretion. The actual number of shares purchased, timing of purchases and share price will depend upon market conditions at the time and securities law requirements. All shares acquired are returned to the treasury and cancelled.

During the fourth quarter, the Company repurchased $25 million of senior debt at 95% of their original value. As a result, the remaining principal balance was $225 million as of December 31, 2023.

Fourth Quarter Business Developments

•	On October 14, Green Thumb opened RISE Dispensary Brandon, Florida; profits from the grand opening were donated to Florida Justice Center.

•	On October 27, Green Thumb opened RISE Dispensary Sun City Center, Florida; profits from the grand opening were donated to Minorities for Medical Marijuana.

•	On November 10, Green Thumb opened RISE Dispensary Clearwater, Florida; profits from the grand opening were donated to Minorities for Medical Marijuana.

•

On December 1, Green Thumb opened RISE Dispensary Tampa and RISE Dispensary Crystal River, Florida; profits from the grand opening were donated to Tu Canna Foundation and The Bridge 4 Veterans, respectively.

•	On December 14, Green Thumb opened RISE Dispensary Long Beach, New York.

•	On December 15, Green Thumb opened RISE Dispensary Port Orange, Florida; profits from the grand opening were donated to Minorities for Medical Marijuana.

Green Thumb Industries Inc.

Non-GAAP Financial Information

This press release includes certain non-GAAP financial measures as defined by the U.S. Securities and Exchange Commission. Reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated and presented in accordance with GAAP are included in the financial schedules attached to this press release. This information should be considered as supplemental in nature and not as a substitute for, or superior to, any measure of performance prepared in accordance with GAAP.

Definitions

EBITDA: Earnings before interest, taxes, other income or expense and depreciation and amortization.

Adjusted EBITDA: Earnings before interest, taxes, depreciation, and amortization, adjusted for other income, non-cash stock-based compensation, one-time transaction related expenses, or other non-operating costs.

Conference Call and Webcast

Green Thumb will host a conference call on Wednesday, February 28, 2024, at 5:00 pm ET to discuss its fourth quarter and full year 2023 financial results for the quarter ended December 31, 2023. The earnings call may be accessed by dialing 844-883-3895 (toll-free) or 412-317-5797 (international). A live audio webcast of the call will also be available on the Investor Relations section of Green Thumb’s website at https://investors.gtigrows.com and will be archived for replay.

About Green Thumb Industries

Green Thumb Industries Inc. (“Green Thumb”), a national cannabis consumer packaged goods company and retailer, promotes well-being through the power of cannabis while giving back to the communities in which it serves. Green Thumb manufactures and distributes a portfolio of branded cannabis products including &Shine, Beboe, Dogwalkers, Doctor Solomon’s, Good Green, incredibles and RYTHM. The company also owns and operates rapidly growing national retail cannabis stores called RISE Dispensaries. Headquartered in Chicago, Illinois, Green Thumb has 20 manufacturing facilities, 91 open retail locations and operations across 14 U.S. markets. Established in 2014, Green Thumb employs approximately 4,600 people and serves millions of patients and customers each year. More information is available at www.gtigrows.com.

Cautionary Note Regarding Forward-Looking Information

This press release contains statements that we believe are, or may be considered to be, “forward-looking statements.” All statements other than statements of historical fact included in this document regarding the prospects of our industry or our prospects, plans, financial position or business strategy may constitute forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking words such as “may,” “will,” “expect,” “intend,” “estimate,” “foresee,” “opportunity,” “project,” “potential,” “risk,” “anticipate,” “believe,” “plan,” “forecast,” “continue,” “suggests” or “could” or the negative of these terms or variations of them or similar terms or expressions of similar meaning. Furthermore, forward-looking statements may be included in various

Green Thumb Industries Inc.

filings that we make with the Securities and Exchange Commission (the “SEC”), or oral statements made by or with the approval of one of our authorized executive officers. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that these expectations will prove to be correct. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. These known and unknown risks include, without limitation: cannabis remains illegal under U.S. federal law, and enforcement of cannabis laws could change; state regulation of cannabis is uncertain; the Company may not be able to obtain or maintain necessary permits and authorizations; the Company may be subject to heightened scrutiny by Canadian regulatory authorities; the Company may face limitations on ownership of cannabis licenses; the Company may become subject to U.S. Food and Drug Administration or the U.S. Bureau of Alcohol, Tobacco, Firearms, and Explosives regulation; as a cannabis business, the Company are subject to applicable anti-money laundering laws and regulations and have restricted access to banking and other financial services; the Company may face difficulties acquiring additional financing; the Company faces intense competition; the Company faces competition from the illicit market as well as actual or purported Farm Bill compliant hemp products; the Company is dependent upon the popularity and consumer acceptance of its brand portfolio; the Company lacks access to U.S. bankruptcy protections; the Company operates in a highly regulated sector and may not always succeed in complying fully with applicable regulatory requirements in all jurisdictions where it carries on business; the Company has limited trademark protections; cannabis businesses are subject to unfavorable tax treatment; cannabis businesses may be subject to civil asset forfeiture; the Company is subject to proceeds of crime statutes; the Company faces exposure to fraudulent or illegal activity; the Company’s use of joint ventures may expose it to risks associated with jointly owned investments; the Company faces risks due to industry immaturity or limited comparable, competitive or established industry best practices; the Company faces risks related to its products; the Company’s business is subject to the risks inherent in agricultural operations; the Company faces risks related to its information technology systems and potential cyber-attacks and security breaches; the Company relies on third-party software providers for numerous capabilities the Company depends upon to operate, and a disruption of one or more of these systems could adversely affect our business; the Company faces an inherent risk of product liability or similar claims; the Company’s products may be subject to product recalls; the Company relies on the expertise of our management team and other employees experienced in the cannabis industry, and the loss of key personnel could negatively affect its business, financial condition and results of operations; the Company may face unfavorable publicity or consumer perception; the Company’s voting control is concentrated; the Company’s capital structure and voting control may cause unpredictability; sales of substantial amounts of Subordinate Voting Shares by its shareholders in the public market may have an adverse effect on the market price of its Subordinate Voting Shares. Further information on these and other potential factors that could affect the Company’s business and financial condition and the results of operations are included in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K and elsewhere in the Company’s filings with the SEC, which are available on the SEC’s website or at https://investors.gtigrows.com. Readers are cautioned not to place undue reliance on any forward-looking statements contained in this document, which reflect management’s opinions only as of the date hereof. Except as required by law, we undertake no obligation to revise or publicly release the results of any revision to any forward-looking statements. You are advised, however, to consult any additional disclosures we make in our reports to the SEC. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this document.

Green Thumb Industries Inc.

The Canadian Securities Exchange does not accept responsibility for the adequacy or accuracy of this release.

Investor Contact:

Andy Grossman

EVP, Capital Markets & Investor Relations

InvestorRelations@gtigrows.com

310-622-8257

Media Contact:

MATTIO Communications

GTI@mattio.com

Green Thumb Industries Inc.

Green Thumb Industries Inc.

Highlights from Unaudited Consolidated Statements of Operations

For the Three and Twelve Months Ended December 31, 2023 and 2022

(Amounts Expressed in Thousands of United States Dollars, Except Share and Per Share Amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2023	2022	2023	2022

Revenues, net of discounts	$278,231	$259,270	$1,054,553	$1,017,375
Cost of Goods Sold, net	(135,543)	(135,285)	(528,058)	(513,412)

Gross Profit	142,688	123,985	526,495	503,963

Expenses:
Selling, General, and Administrative	92,348	79,994	341,863	294,396
Impairment of Goodwill and Intangible Assets	—	88,503	—	88,503

Total Expenses	92,348	168,497	341,863	382,899

Income (Loss) From Operations	50,340	(44,512)	184,632	121,064

Other Income (Expense):
Other Income (Expense), net	(16,230)	(10,434)	(16,207)	4,499
Interest Income, net	1,859	1,461	6,697	4,070
Interest Expense, net	(7,749)	(5,088)	(19,073)	(21,201)

Total Other Income (Expense)	(22,120)	(14,061)	(28,583)	(12,632)

Income (Loss) Before Provision for Income Taxes And Non-Controlling Interest	28,220	(58,573)	156,049	108,432

Provision For (Benefit from) Income Taxes	24,703	(7,663)	118,630	94,777

Net Income (Loss) Before Non-Controlling Interest	3,517	(50,910)	37,419	13,655
Net Income Attributable To Non-Controlling Interest	301	317	1,152	1,677

Net Income (Loss) Attributable To Green Thumb Industries Inc.	$3,216	$(51,227)	$36,267	$11,978

Net Income (Loss) per share - basic	$0.01	$(0.22)	$0.15	$0.05

Net Income (Loss) per share - diluted	$0.01	$(0.22)	$0.15	$0.05

Weighted average number of shares outstanding - basic	236,934,348	237,208,543	237,927,867	236,713,056

Weighted average number of shares outstanding - diluted	239,162,831	237,208,543	239,827,390	238,080,030

Green Thumb Industries Inc.

Green Thumb Industries Inc.

Highlights from the Unaudited Consolidated Balance Sheet

(Amounts Expressed in Thousands of United States Dollars)

December 31, 2023
Cash and Cash Equivalents	$161,634
Other Current Assets	181,128
Property and Equipment, Net	687,106
Right of Use Assets, Net	238,369
Intangible Assets, Net	538,678
Goodwill	589,691
Other Long-term Assets	93,451

Total Assets	$2,490,057

Total Current Liabilities	$126,050
Notes Payable, Net of Current Portion and Debt Discount	305,527
Lease Liability, Net of Current Portion	249,464
Other long-Term Liabilities	105,760
Total Equity	1,703,256

Total Liabilities and Equity	$2,490,057

Green Thumb Industries Inc.

Green Thumb Industries Inc.

Supplemental Information (Unaudited) Regarding Non-GAAP Financial Measures

For the Three and Twelve Months Ended December 31, 2023 and 2022

(Amounts Expressed in Thousands of United States Dollars)

EBITDA, and Adjusted EBITDA are non-GAAP measures and do not have standardized definitions under GAAP. We define each term as follows:

(1) EBITDA is defined as earnings before interest, taxes, other income or expense and depreciation and amortization.

(2) Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, and amortization, adjusted for other income, non-cash share-based compensation, one-time transaction related expenses, or other non-operating costs.

The following information provides reconciliations of the supplemental non-GAAP financial measures, presented herein to the most directly comparable financial measures calculated and presented in accordance with GAAP. The Company has provided the non-GAAP financial measures, which are not calculated or presented in accordance with GAAP, as supplemental information and in addition to the financial measures that are calculated and presented in accordance with GAAP. These supplemental non-GAAP financial measures are presented because management has evaluated the financial results both including and excluding the adjusted items and believe that the supplemental non-GAAP financial measures presented provide additional perspective and insights when analyzing the core operating performance of the business. These supplemental non-GAAP financial measures should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented.

	Three Months Ended		Twelve Months Ended

Adjusted EBITDA	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022

(Amounts Expressed in Thousands of United States Dollars)
Net Income (Loss) Before Noncontrolling Interest (GAAP)	$3,517	$(50,910)	$37,419	$13,655
Interest Income, net	(1,859)	(1,461)	(6,697)	(4,070)
Interest Expense, net	7,749	5,088	19,073	21,201
Provision for (Benefit from) Income Taxes	24,703	(7,663)	118,630	94,777
Other Income (Expense), net	16,230	10,434	16,207	(4,499)
Depreciation and Amortization	27,427	24,958	100,790	96,664

Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization (EBITDA) (non-GAAP measure)	$77,767	$(19,554)	$285,422	$217,728

Goodwill Impairment Charges	—	57,372	—	57,372
Write-off of Trade Names	—	31,131	—	31,131
Share-based Compensation, Non-Cash	7,354	7,778	28,189	27,140
Acquisition, Transaction, and Other Non-Operating Costs	5,679	4,512	12,228	(21,893)

Adjusted EBITDA (Non-GAAP Measure)	$90,800	$81,239	$325,839	$311,478